UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

The St. Joe Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

The St. Joe Company 133 South WaterSound Parkway WaterSound, Florida 32413

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

April 4, 2013

Dear Shareholder:

It is my pleasure to invite you to attend The St. Joe Company’s 2013 Annual Meeting of Shareholders. The meeting will be held on Thursday, May 16, 2013, at 10:00 a.m., Central Daylight Time, at the WaterColor Inn, 34 Goldenrod Circle, Santa Rosa Beach, Florida 32459. At the meeting, you will be asked to:

1.	Elect seven directors for a one year term expiring at the 2014 Annual Meeting of Shareholders.

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2013 fiscal year.

3.	Approve, on an advisory basis, the compensation of our Named Executive Officers.

4.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only shareholders of record as of the close of business on March 15, 2013 may vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you may hold. Whether or not you plan to attend the meeting, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on May 16, 2013.

Sincerely,

Bruce R. Berkowitz
Chairman of the Board

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about April 4, 2013.

St. Joe’s proxy statement and annual report are available online at https://materials.proxyvote.com/790148.

i

Shareholder Proposals for 2014 Annual Meeting	44
List of Shareholders Entitled to Vote at the Annual Meeting	44
Expenses Relating to this Proxy Solicitation	44
Communication with St. Joe’s Board of Directors	44
Available Information	45
Electronic Delivery	45
Householding	45

ii

The St. Joe Company 133 South WaterSound Parkway WaterSound, Florida 32413

PROXY STATEMENT

Proxy Statement for 2013 Annual Meeting of Shareholders to be held on May 16, 2013

You are receiving this proxy statement because you own shares of common stock of The St. Joe Company, which we refer to as St. Joe, that entitle you to vote at the 2013 Annual Meeting of Shareholders, which we refer to as the 2013 Annual Meeting. Our Board of Directors, which we sometimes refer to as the Board, is soliciting proxies from shareholders who wish to vote at the meeting. By use of a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

Date, Time and Place of the 2013 Annual Meeting

We will hold the 2013 Annual Meeting on Thursday, May 16, 2013, at 10:00 a.m., Central Daylight Time, at the WaterColor Inn, 34 Goldenrod Circle, Santa Rosa Beach, Florida 32459.

I. QUESTIONS AND ANSWERS ABOUT VOTING AT THE 2013 ANNUAL MEETING AND RELATED MATTERS

Q:	Who may vote at the 2013 Annual Meeting?

A:	Only holders of record of shares of our common stock at the close of business on March 15, 2013, the record date for the 2013 Annual Meeting, are entitled to notice of and to vote at the 2013 Annual Meeting or any adjournment or postponement of the meeting. On the record date, we had 92,302,299 shares of our common stock outstanding and entitled to be voted at the meeting.

Q:	How many votes do I have?

A:	You may cast one vote for each share of our common stock held by you as of the record date on all matters presented at the meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:

We are required to have a quorum of shareholders present to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, and broker non-votes (described below) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the 2013 Annual Meeting at a later date.

Q:	What is the difference between a shareholder of record and a beneficial owner?

A:	If your shares are registered directly in your name with St. Joe’s transfer agent, American Stock Transfer & Trust Company, you are considered the “shareholder of record” with respect to those shares.

If your shares are held by a brokerage firm, bank, trustee or other agent, which we refer to as a nominee, you are considered the “beneficial owner” of shares held in street name. The Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, has been forwarded to you by your nominee who is considered the “shareholder of record” with respect to those shares. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following its instructions for voting by telephone or on the Internet or, if you specifically request a copy of the printed materials, you may use the voting instruction card included in such materials.

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote:

•	via Internet;
•	by telephone;
•	by mail, if you have received a paper copy of the proxy materials; or
•	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth on the Notice, which contains instructions on how to access our proxy statement and annual report online. You may also vote in person at the 2013 Annual Meeting.

If your shares are held in our 401(k) Plan, your proxy will serve as a voting instruction for the trustee of our 401(k) Plan, who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by May 15, 2013. If the trustee does not receive your instructions by that date, the trustee will vote the shares you hold through our 401(k) Plan “FOR” proposals 1, 2, and 3.

If you are a beneficial shareholder, you must follow the voting procedures of your nominee included with your proxy materials. If your shares are held by a nominee and you intend to vote at the meeting, please bring with you evidence of your ownership as of the record date (such as a letter from your nominee confirming your ownership or a bank or brokerage firm account statement).

Q:	What am I being asked to vote on?

A:	At the 2013 Annual Meeting you will be asked to vote on the following three proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal	Board Recommendation
1. To elect seven directors for a one year term expiring at the 2014 Annual Meeting of Shareholders.	FOR

2. To ratify the appointment of KPMG LLP, which we refer to as KPMG, as our independent registered public accounting firm for the 2013 fiscal year.	FOR

3. To approve, on an advisory basis, the compensation of our Named Executive Officers, which we refer to as “Say on Pay.”	FOR

We will also consider other business that properly comes before the meeting in accordance with Florida law and our Bylaws.

Q:	What happens if additional matters are presented at the 2013 Annual Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the 2013 Annual Meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Bruce R. Berkowitz and Park Brady, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Florida law and our Bylaws.

Q:	How many votes are needed to elect the director nominees (Proposal 1)?

A:	Under our Bylaws, a majority of the votes cast is required for the election of directors.

Q:	How many votes are needed to approve the ratification of KPMG (Proposal 2)?

A:	Under our Bylaws, a majority of the votes cast is required to approve the ratification of KPMG as our independent registered certified public accounting firm.

Q:	How are votes counted for the advisory proposal regarding Say on Pay (Proposal 3)?

A:	Proposal 3 is an advisory vote, which means that while we ask shareholders to approve resolutions regarding Say on Pay, it is not an action that requires shareholder approval. Consequently, the provisions of our Bylaws regarding voting requirements do not apply to this proposal. We will report the results of the shareholder vote on this proposal based on the number of votes cast. If more shares vote “FOR” the Say on Pay proposal than vote “AGAINST,” we will consider the proposal approved.

Q:	What is the effect of the advisory votes on Proposal 3?

A:	Although the advisory vote on Proposal 3 is non-binding, our Board and the Compensation Committee will review the results of the vote and take it into account in making a determination concerning executive compensation for 2014.

Q:	What if I sign and return my proxy without making any selections?

A:	If you sign and return your proxy without making any selections, your shares will be voted “FOR” proposals 1, 2, and 3. If other matters properly come before the meeting, Messrs. Bruce R. Berkowitz and Park Brady will have the authority to vote on those matters for you at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

Q:	What if I am a beneficial shareholder and I do not give the nominee voting instructions?
A:	If you are a beneficial shareholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange, which we refer to as the NYSE, regarding whether or not it can exercise discretionary voting power for any particular proposal if such broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions only with respect to certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular matter because the nominee does not have discretionary voting authority for that matter and has not received instructions from the beneficial owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as a vote cast with respect to a matter on which the nominee has expressly not voted. Other than the proposal to approve the ratification of KPMG (Proposal 2), none of the proposals described in this proxy statement relate to “routine” matters. As a result, a broker will not be able to vote your shares with respect to Proposals 1 and 3 absent your voting instructions.

Q:	What if I abstain or withhold authority to vote on a proposal?

A:	If you sign and return your proxy marked “abstain” on any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

The table below sets forth, for each proposal on the ballot: (1) whether a broker can exercise discretion and vote your shares with respect to such proposal absent your instructions; (2) the impact of broker non-votes (if applicable) on the approval of the proposal; and (3) the impact of abstentions on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote	Impact of Abstentions
Election of Directors	No	None	None
Ratification of Auditors	Yes	Not Applicable	None
Say on Pay	No	None	None

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a shareholder of record, you may revoke your proxy at any time before its exercise by:

•	Written notice to our Corporate Secretary at The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413;
•	Executing and delivering to our Corporate Secretary a proxy with a later date;
•	Attending the 2013 Annual Meeting and voting in person; or
•	Submitting a telephonic or Internet vote with a later date.

If you are a beneficial shareholder, you must contact your nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it means that you hold shares of St. Joe in more than one account. To ensure that all your shares are voted, sign and return each proxy card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card you receive.

Q:	Who can attend the 2013 Annual Meeting?
A:	Only shareholders and our invited guests are invited to attend the 2013 Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you should bring a recent brokerage statement showing your ownership of the shares as of the record date or a letter from the broker or other nominee confirming such ownership, and a form of personal identification.

Q:	If I plan to attend the 2013 Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the 2013 Annual Meeting.

If you vote in advance and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record.

Beneficial shareholders who wish to vote in person must request a legal proxy from the broker or other nominee and bring that legal proxy to the 2013 Annual Meeting.

Q:	Where can I find voting results of the 2013 Annual Meeting?
A:	We will announce the results for the proposals voted upon at the 2013 Annual Meeting and publish final detailed voting results in a Form 8-K filed within four business days after the 2013 Annual Meeting.

Q:	Who should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our annual report, please contact: The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413, Attention: Investor Relations, Telephone: 850-231-6400.

II. PROPOSAL 1 - ELECTION OF DIRECTORS

Under our Bylaws, directors are elected for a one-year term expiring at the next annual meeting of shareholders. Upon the recommendation of the Governance and Nominating Committee, which we refer to as the Governance Committee, our Board has nominated Mr. Cesar L. Alvarez, Mr. Bruce R. Berkowitz, Mr. Park Brady, Mr. Howard S. Frank, Mr. Jeffrey C. Keil, Mr. Stanley Martin and Mr. Thomas P. Murphy Jr. for re-election, each for a one-year term that will expire at the 2014 Annual Meeting of Shareholders, and each has consented to serve if elected. Governor Charles J. Crist, currently a director, has elected not to stand for re-election as a director at the 2013 Annual Meeting. We intend to continue to look for a director to fill the resulting vacancy.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his duties as a director and contribute to our success. Our directors were nominated because each possesses the highest standards of personal integrity and interpersonal and communication skills, is highly accomplished in his field, has an understanding of the interests and issues that are important to our shareholders and is able to dedicate sufficient time to fulfilling his obligations as a director. Our directors as a group complement each other and each other’s respective experiences, skills and qualities.

Each director’s principal occupation and other pertinent information about the particular experiences, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director appears on the following pages.

Cesar L. Alvarez Director since 2012 Age 65

Mr. Alvarez has served since January 2010 as the Executive Chairman of the international law firm of Greenberg Traurig, P.A. and previously served as its Chief Executive Officer from 1997 until his election as Executive Chairman. Mr. Alvarez has served on the board of directors of each of Watsco, Inc. and Mednax, Inc. since 1997. Mr. Alvarez has also served on the board of directors of Fairholme Funds, Inc. since 2008. Mr. Alvarez previously served as a director of Atlantis Plastics, Inc. from 1995 until 2008 and as a director of New River Pharmaceuticals, Inc. from 2004 to 2007.

Qualifications. The Board nominated Mr. Alvarez to serve as a director of the Board due to his management experience as the current Executive Chairman and as former Chief Executive Officer of one of the nation’s largest law firms with professionals providing services in multiple locations across the country, as well as his many years of corporate governance experience, both counseling and serving on the Boards of Directors of other publicly traded companies.

Bruce R. Berkowitz Director since 2011 Chairman since 2011 Age 54	Mr. Berkowitz is the Founder, Managing Member and Chief Investment Officer of Fairholme Capital Management, L.L.C., which we refer to as Fairholme, and President and a Director of Fairholme Funds, Inc., which we refer to as the Fund.

Mr. Berkowitz has served as a Director of the Fund since 1999. He has also served as a Director of White Mountains Insurance

Group, Ltd., a financial services holding company, from 2004 to 2010, AmeriCredit Corporation, a retail financial services company, from 2008 to 2009, TAL International Group Inc., a lessor of intermodal freight containers and chassis, from 2004 to 2009, and Winthrop Realty Trust, Inc., a real estate investment trust, from 2000 to 2008.

Qualifications. The Board nominated Mr. Berkowitz to serve as a director of the Board because of his extensive financial and investment experience and his valuable network of business and professional relationships.

Park Brady Director since 2011 Age 65

Mr. Brady has served as our Chief Executive Officer since October 2011. Prior to that, Mr. Brady served as our Chief Operating Officer from March 2011 until his appointment as Chief Executive Officer. Prior to joining us, Mr. Brady served as President and Chief Executive Officer of ResortQuest, one of the nation’s leading vacation rental companies, from June 2007 to March 2011. During his tenure at ResortQuest, which began in 1998, Mr. Brady served as an original member of the company’s board of directors and held various executive positions including Corporate Vice President and Chief Operating Officer before being named CEO in June of 2007. Mr. Brady currently serves as a member of the board of directors of Enterprise Florida, a public-private partnership serving as Florida’s primary organization devoted to statewide economic development.

Qualifications. The Board nominated Mr. Brady to serve as a director of the Board because of his current and prior senior executive experience, his operational knowledge and his business and competitive knowledge of St. Joe’s industry.

Howard S. Frank Director since 2011 Age 72

Mr. Frank is the Chief Operating Officer and Vice Chairman of the board of directors of Carnival Corporation & plc, the largest cruise vacation group in the world. Mr. Frank joined Carnival as Senior Vice President – Finance and Chief Operating Officer in July 1989 and has served as Carnival’s Vice Chairman and Chief Operating Officer since January 1998. Mr. Frank is a past Chairman and current Vice Chairman of the Board of Trustees for the New World Symphony and currently serves as Independent Director on the board of directors of the Fund.

Qualifications. The Board nominated Mr. Frank to serve as a director of the Board because of his established track record of achievement and sound business judgment demonstrated throughout his career with Carnival Corporation & plc.

Jeffrey C. Keil Director since 2011 Age 69

Mr. Keil is a private investor who previously served as President and as a director of Republic New York Corporation and Vice Chairman of Republic National Bank of New York from 1984 to 1996. Mr. Keil has served as a director of Leucadia National Corporation since 2004, as Chairman of the Board of Knight Vinke Asset Management since 2007, and as a director of BlackRock Institutional Trust Company since 2010. Mr. Keil was formerly a director of Presidential Life Insurance Company and Anthracite Capital, Inc., a specialty real estate finance company.

Qualifications. The Board nominated Mr. Keil to serve as a director of the Board because of his prior and current public company experience, including senior executive experience and service as a director.

Stanely Martin Director since 2012 Age 65

Mr. Martin is currently a private investor with significant finance executive experience. From 2004 to 2006, Mr. Martin served as the Chief Audit Executive for the Federal Home Loan Mortgage Corporation. Previously, he served as the Chief Financial Officer of Republic New York Corporation and Republic National Bank from 1998 until its acquisition by HSBC Bank in 2000 and then as an Executive Vice President and consultant with HSBC Bank through April 2003. Mr. Martin formerly served as a member of the Board of Trustees and Chairman of Audit Committee of John Hancock Funds, which is composed of over 50 mutual funds including 10 New York Stock Exchange closed end funds. Mr. Martin was previously a partner of and spent 27 years with KPMG, and holds an active license in the State of Florida as a Certified Public Accountant.

Qualifications. The Board nominated Mr. Martin to serve as a director of the Board because of his significant financial and accounting experience and his experience as an Audit Committee Chair with John Hancock Funds.

Thomas P. Murphy, Jr. Director since 2011 Age 64	Mr. Murphy is Chairman and Chief Executive Officer of Coastal Construction Group, a construction company that he founded in 1989. Mr. Murphy has 45 years of construction and development experience, which encompasses hospitality, resort, single and multi-family residential, commercial, educational and industrial projects. Mr. Murphy is an honorary board member of Baptist Health Systems of South Florida and is a member of the Construction Industry Round Table, the National Association of Home Builders and the Florida Home Builders Association. Mr. Murphy also co-founded Seaboard Construction, which he grew to become one of the largest general contractors in Florida, selling the company in 1988 to Turner Construction, the largest general contractor in the U.S. at the time. Mr. Murphy has served as a director of Interval Leisure Group, Inc. since August 2008.

Qualifications. The Board nominated Mr. Murphy to serve as a director of the Board because of his valuable entrepreneurial skills and extensive knowledge of construction and real estate in Florida as well as his experience serving on the board of directors of a public company.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” each of the director nominees.

III. CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include, among other things:

•	Director independence (including our Policy Regarding Director Independence Determinations);
•	Director qualifications, responsibilities and tenure;
•	Board structure;
•	Director resignation policy;
•	Director compensation; and
•	Management succession.

From time to time, the Governance Committee will review our Corporate Governance Guidelines and, if necessary, will recommend changes to the Board. Our Corporate Governance Guidelines, which were last revised on September 12, 2011, are available to view under the Investor Relations - Corporate Governance section of our website, located at www.joe.com.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, it is our policy that the positions of CEO and Chairman of the Board may be filled by the same person or different persons. As such, the Board remains free to make this determination from time to time in a manner that seems most appropriate for St. Joe. Currently, we separate the positions of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for the strategic direction of St. Joe and the day to day leadership and performance of St. Joe, while the Chairman of the Board provides guidance to the CEO, sets the agenda for the Board meetings and presides over meetings of the Board. In addition, we believe that the current separation provides a more effective monitoring and objective evaluation of the CEO’s performance. The separation also allows the Chairman of the Board to strengthen the Board’s independent oversight of our performance and governance standards.

Director Independence

It is the policy of the Board that a majority of the members of the Board qualify as independent directors. To assist it in making independence determinations, the Board adopted categorical standards of director independence, which are attached as Annex A to our Corporate Governance Guidelines. The categorical standards of director independence are consistent with the independence standards set forth in Section 303A.02 of the NYSE listing standards. In addition to the NYSE standards for director independence, the Board has adopted an additional categorical standard for director independence.

Pursuant to our Corporate Governance Guidelines, the Board undertakes an annual review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us or members of our senior management.

Based on its independence review and after considering the transactions described above, the Board determined that each of the following current directors (which together constitute all of the members of the Board other than Mr. Brady) is independent: Mr. Alvarez, Mr. Berkowitz, Governor Crist, Mr. Frank, Mr. Keil, Mr. Martin and Mr. Murphy.

Board Committees

The Board has the following four standing committees: the Governance Committee; the Audit and Finance Committee, which we refer to as the Audit Committee; the Compensation Committee; and the Executive Committee. Copies of the charters of each of the Governance Committee, the Audit Committee and the Compensation Committee setting forth the responsibilities of the Committees can be found under the Investor Relations - Corporate Governance section of our website, located at www.joe.com. Printed copies of these charters will also be provided to any shareholder who requests them by contacting us at the following address: The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413, Attn: Corporate Secretary. We periodically review and revise the Committee charters. The Board adopted revised Governance Committee, Audit Committee and Compensation Committee Charters on December 12, 2011.

A summary of the current composition of each Committee, and the number of meetings held by each such Committee in 2012, is set forth below.

Name	Executive(1)	Governance and Nominating(2)	Compensation(3)	Audit and Finance(4)
Cesar L. Alvarez	—	Chair	Member	—
Bruce R. Berkowitz(5)	Member	—	—	—
Park Brady	—	—	—	—
Governor Charles J. Crist	Chair	—	Chair	—
Howard S. Frank	Member	—	—	Chair
Jeffrey C. Keil	Member	—	—	Member
Stanley Martin	—	Member	—	Member
Thomas P. Murphy Jr.	—	Member	Member	—

Meetings held in 2012:	1	2	7	5

(1)	From January 2012 through May 2012, the Executive Committee was composed of Mr. Berkowitz, Governor Crist, Mr. Hugh M. Durden (our former director who did not stand for re-election at the 2012 annual meeting of shareholders) and Mr. Murphy. From May 2012 to date, the Executive Committee has been composed of those directors set forth in the table above.

(2)	From January 2012 through May 2012, the Governance Committee was composed of Governor Crist and Messrs. Frank and Murphy. From May 2012 to date, the Governance Committee has been composed of those directors set forth in the table above.

(3)	From January 2012 through May 2012, the Compensation Committee was composed of Governor Crist, Mr. Keil and Ms. Delores Kesler (our former director who did not stand for re-election at the 2012 Annual Meeting of Shareholders). From May 2012 to date, the Compensation Committee has been composed of those directors set forth in the table above.

(4)	From January 2012 through May 2012, the Audit Committee was composed of Messrs. Frank and Keil and Ms. Kesler. From May 2012 to date, the Audit Committee has been composed of those directors set forth in the table above.

(5)	Chairman of the Board.

Board and Committee Meetings

The Board met 5 times in 2012. Each member of the Board attended at least 75% of the aggregate number of meetings of the Board and the Committees on which he served in 2012. Non-management directors meet in executive session without management at each regularly scheduled Board meeting. Our Chairman of the Board presides during such sessions. Board members are expected to attend our annual meetings, either in person, by phone or by other remote communication. All of the current members of the Board who were serving as directors at the time of the 2012 annual meeting were present at the 2012 annual meeting.

Audit and Finance Committee

Responsibilities

The Audit Committee’s responsibilities include, among other things:

•	appointing our independent auditors and monitoring their performance, qualifications and independence;
•	reviewing the quality and integrity of our financial statements and related disclosures;
•	reviewing the quality, adequacy and effectiveness of our internal control over financial reporting;
•	reviewing our policies and processes with respect to risk assessment and risk management; and
•	supervising the internal audit department in the conduct of its operational responsibilities.

In addition, the Audit Committee has sole authority to pre-approve all auditing services, internal control-related audit services and permitted non-audit services to be provided by the independent auditors. The Audit Committee may delegate any of its responsibilities, as it deems appropriate, to a subcommittee composed of one or more members.

Independence and Financial Expertise

The Board reviewed the background, experience and independence of the Audit Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Audit Committee:

•	meets the independence requirements of the NYSE’s corporate governance listing standards;

•	meets the enhanced independence standards for audit committee members required by the Securities and Exchange Commission, which we refer to as the SEC; and
•	is financially literate, knowledgeable and qualified to review financial statements.

In addition, the Board determined that each of Howard S. Frank, Jeffrey C. Keil and Stanley Martin qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee

Responsibilities

The Compensation Committee’s responsibilities include, among other things:

•	together with the other independent directors of the Board, setting the compensation of the Chief Executive Officer and our other executive officers;
•	overseeing the development and implementation of a compensation and benefits program;
•	approving discretionary bonus awards for the Chief Executive Officer and other executive officers;
•	reviewing St. Joe’s compensation policies and practices to determine if any risks arise from such policies and practices that are reasonably likely to have a material adverse effect on St. Joe;
•	reviewing and discussing the compensation and benefits of non-employee Directors; and
•	reviewing and discussing with management our Compensation Discussion and Analysis for inclusion in our proxy statement, annual report or other applicable SEC filing.

The Compensation Committee may delegate any of its responsibilities, as it deems appropriate, to a subcommittee composed of one or more members. Information regarding the processes and procedures followed by the Compensation Committee in considering and determining executive compensation is provided below under the heading “Compensation Discussion and Analysis.”

Independence

The Board reviewed the background, experience and independence of the Compensation Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Compensation Committee:

•	meets the independence requirements of the NYSE’s corporate governance listing standards;
•	is a “non-employee director” pursuant to criteria established by the SEC; and
•	is an “outside director” pursuant to the criteria established by the Internal Revenue Service.

Use of Outside Advisors

The Compensation Committee has authority to select, retain, terminate, and approve the fees and other retention terms of counsel or other advisors, experts or compensation consultants, as it deems appropriate, in its sole discretion, to assist the Compensation Committee in fulfilling its responsibilities. The Compensation Committee did not engage any such outside advisors in 2012. In 2012, management retained the services of Towers Watson, a compensation consulting firm retained by the Compensation Committee in prior years, to provide market information with respect to the development of a long-term incentive award program for senior executive officers. Towers Watson did not provide any other services to the Company in 2012.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was at any time during 2012 or at any other time an officer or employee of St. Joe. No executive officer of St. Joe serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Governance and Nominating Committee

Responsibilities

The Governance Committee’s responsibilities include, among other things:

•	assisting the Board by identifying individuals qualified to become members of the Board and recommending to the Board candidates to stand for election at the next annual meeting of shareholders;
•	recommending committee assignments after consultation with the Chairman of the Board;
•	assessing and reporting to the Board as to the independence of each director;
•

monitoring significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies, and taking a leadership role in shaping the corporate governance of St. Joe;

•	approve related person transactions involving any Board member or any executive officer;
•	leading the Board in its annual self-evaluation and the evaluation of each of the Committees and management, including establishing criteria to be used in connection with such evaluations; and
•	developing and making recommendations to the Board with respect to a set of corporate governance guidelines applicable to St. Joe.

Independence

The Board reviewed the background, experience and independence of the Governance Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Governance Committee:

•	meets the independence requirements of the NYSE’s corporate governance listing standards, as such requirements are interpreted by the Board in its business judgment; and
•	is free of any relationship that, in the opinion of the Board, may interfere with his or her exercise of independent judgment as a Governance Committee member.

Director Candidates

The Governance Committee considers possible director nominee candidates from many sources, including management and shareholders. Detailed information regarding the procedures that our shareholders must follow to submit recommendations of director nominees, as well as the policies that the Board must follow to review such recommendations, can be found in Section 9 of Article II of our Bylaws, which are available under the Investor Relations - Corporate Governance section of our website, located at www.joe.com. The Governance Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the Governance Committee. In identifying individuals to nominate for election to our Board, the Governance Committee seeks candidates that, among other things, have:

•	proven strength of character, mature judgment, objectivity, intelligence and the highest personal and business ethics, integrity and values;
•	a reputation, both personal and professional, consistent with our image and reputation;
•	sufficient time and commitment to devote to carrying out the duties and responsibilities of Board membership;
•	an ability and willingness to serve on the Board for an extended period of time to develop knowledge about St. Joe’s businesses;
•	financial knowledge and experience, including qualification as a financial expert or financially literate as defined by the SEC and NYSE; and
•	independence, as defined by the SEC and NYSE and a willingness to represent the best interests of all shareholders and observe the fiduciary duties that a director owes to the shareholders.

In addition, a director candidate must have, when considered with the collective experience of other Board members, appropriate qualifications and skills that have been developed through extensive business experience, including the following:

•	interpersonal and leadership skills;
•	a proven track record of excellence in their field of expertise; and

•

significant business and professional expertise with high-level managerial experience in complex organizations, including accounting and finance, real estate, government, banking, educational or other comparable institutions.

Prior to the nomination of a director for re-election, the Governance Committee reviews the performance of each director whose term is expiring and determines whether that director should be nominated for election to an additional term. This determination is made following an assessment of the director’s performance, including the following factors: the director’s attendance at Board and committee meetings, understanding of St. Joe’s businesses, understanding of St. Joe’s strategies, overall level of involvement, contributions to the Board, number of other boards on which the director serves, any change in the independence of the director and any change in status of the director.

Additionally, although we do not have a formal, written diversity policy, pursuant to the Governance Committee Charter, the Governance Committee seeks a diverse group of director candidates, including diversity with respect to age, gender, ethnic background and national origin. The Governance Committee seeks candidates who will combine a broad spectrum of backgrounds, experience, skills and expertise and who would make a significant contribution to the Board, St. Joe and our shareholders.

The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to St. Joe’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to re-nominate a member for re-election, the Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Governance Committee. In addition, from time to time, the Governance Committee has engaged the services of executive search firms to assist the Governance Committee and the Board of Directors in identifying and evaluating potential director candidates. Pursuant to our Corporate Governance Guidelines, any nominee in an uncontested election who fails to receive a majority vote in any re-election that requires a majority vote must tender such director’s resignation for consideration by the Board.

Executive Committee

The Executive Committee was created in March 2011, and may exercise all the powers and authority of the Board in the management of the business and affairs of St. Joe, except that the Executive Committee may not:

•	approve or recommend to shareholders actions or proposals required to be approved by shareholders;
•	fill vacancies on the Board or any committee of the Board;

•	adopt, amend or repeal our Bylaws;
•	authorize or approve the reacquisition of our common stock unless pursuant to a general formula or method specified by the Board; or
•	authorize or approve the issuance or sale of our common stock, except in certain circumstances.

Management Succession

Annually, the Board reviews and discusses a succession plan for the Chief Executive Officer as well as other senior management positions. To assist the Board, the Chief Executive Officer is required to provide the Board with an annual assessment of our senior managers and other persons considered potential successors to the Chief Executive Officer position and to other senior management positions. In addition, the Chief Executive Officer is required to prepare, on a continuing basis, a short-term succession plan that outlines a temporary delegation of authority to certain officers if any or all of the senior officers should unexpectedly become unable to perform their duties. The short term plan would be in effect until the Board had the opportunity to consider the situation and take action, when necessary.

Code of Business Conduct and Ethics / Related Person Transaction Policy

Our Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all our directors, officers and employees. Its purpose is to promote our commitment to standards for ethical business practices. The Code provides that it is our policy that our business be conducted in accordance with the highest legal and ethical standards. Our reputation for integrity is one of our most valuable assets, and each director, officer and employee is expected to contribute to the care and preservation of that asset. Our Code addresses a number of issues, including conflicts of interest, corporate opportunities, use and protection of company assets, fair dealing, confidential information, insider trading and stock transactions, media and public inquiries, accounting matters, books and record keeping, working with governments and compliance with applicable laws, including antitrust and competition laws. Our directors review the Code of Business Conduct and Ethics annually to ensure that it appropriately addresses the business practices of St. Joe.

Under applicable NYSE rules, all related person transactions must be approved by our Governance Committee or another independent body of the Board of Directors. Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (i) in which St. Joe is a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any executive officer, director, director nominee, beneficial owner of more than 5% of St. Joe’s common stock, or any immediate family member of such persons has or will have a direct or indirect material interest. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. All related person transactions will be disclosed in our applicable SEC filings as required under SEC rules.

Certain Relationships and Related Transactions

Since January 1, 2012, we have not had any relationships or transactions with any of our executive officers, directors, beneficial owners of more than 5% of our Class A common stock or any immediate family member of such persons that were required to be reported pursuant to Item 404(a) of Regulation S-K.

Our Code of Business Conduct and Ethics, which was approved by our Board in February 2011, is available to view under the Investor Relations - Corporate Governance section of our website, located at www.joe.com. We intend to post on our website information regarding any amendment to the Code of Business Conduct and Ethics or any waiver granted under the Code of Business Conduct and Ethics covered by Item 5.05 of Form 8-K.

Board Role in Management of Risk

The Board is actively involved in the oversight and management of risks that could affect St. Joe. This oversight and management is conducted primarily through the Board’s Committees, but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management and risk assessment function. In carrying out its responsibilities, the Audit Committee reviews our policies and processes with respect to risk assessment and risk management, and discusses our major financial risk exposures and the steps management has taken to monitor and control such exposures. A member of management is assigned to monitor and manage each identified risk. This process is facilitated by our risk manager, who reports directly to the Chair of the Audit Committee, with day-to-day administrative oversight by the CFO. The other Committees of the Board consider the risks within their areas of responsibility. The Board satisfies its oversight responsibility through the receipt and review of full reports by each Committee chair regarding the Committee’s considerations and actions, as well as through the receipt and review of regular reports directly from officers responsible for oversight of particular risks within St. Joe.

IV. DIRECTOR COMPENSATION

Annual Retainer. For 2012, our Board approved the annual retainer fees set forth below, payable in cash or common stock at the election of the director. We do not pay meeting fees.

•	$75,000 for each non-employee director;
•	an additional $50,000 for the Chairman of the Board;
•	an additional $10,000 for the Chair of the Governance and Nominating Committee;
•	an additional $12,500 for the Chair of the Compensation Committee; and
•	an additional $20,000 for the Chair of the Audit and Finance Committee.

To the extent that a director elects to receive common stock, the director will receive common stock with a value of 1.25 times the cash retainer foregone. By way of illustration, if a director elects to receive his entire $75,000 annual retainer in common stock, the director will receive common stock with an aggregate value equal to $93,750, based on the closing price of our common stock on the date of issuance. To the extent paid in cash, annual retainer fees are payable quarterly in advance. Shares of common stock issued in lieu of cash fees are issued on the first business day of each quarter.

Messrs. Alvarez, Berkowitz and Frank waived their rights to receive any annual retainers for their service on the Board in 2012.

In February 2013, the Compensation Committee approved a decrease in the additional retainer payable to the Chairman of the Board from $50,000 to $25,000 and an increase in the additional retainer payable to the Chairman of the Audit Committee from $20,000 to $25,000.

Annual Equity Grant. Following each annual meeting of our shareholders, the Compensation Committee grants an equity compensation award to each non-employee director. In 2012, the Compensation Committee granted to each non-employee director an equity grant with an aggregate fair market value of $100,000, based on the closing price of our common stock on the grant date. In February 2013, the Compensation Committee approved a decrease in the annual equity grant to non-employee directors for 2013 from $100,000 to $50,000.

Messrs. Alvarez, Berkowitz and Frank waived their rights to receive annual equity grants for their service on the Board in 2012.

Special Retainer. In addition to the annual retainer granted to all non-employee directors, Governor Crist was paid additional retainer fees in the amount of $31,250 in connection with his assignment to monitor, on behalf of the Board, our ongoing litigation related to the Deepwater Horizon oil spill.

Expense Reimbursement. We reimburse directors for travel expenses related to attending Board and committee meetings. In certain circumstances, we will pay the costs for directors to fly on a private airplane to attend Board and committee meetings or for other company business. We may also invite director spouses to accompany directors to some of our board meetings, for which we pay or reimburse travel expenses. In addition, we reimburse directors for seminar fees and travel expenses associated with attending one approved educational seminar each year.

Charitable Matching Program. We have chosen to support the charitable and civic activities of our directors. We will match each director’s cash contributions to charities in which he serves as an officer or trustee up to an aggregate annual amount of $5,000 per director. We will also contribute to events at which directors are recognized for their services to charitable or civic causes.

2012 Director Compensation

The following table sets forth the compensation paid in 2012 to each person who served as a director of St. Joe at any time during 2012 (other than Mr. Brady, whose 2012 compensation is described in the “Summary Compensation Table” on page 34).

Name	Fees Earned or Paid in Cash(1) ($)		Stock Awards(2) ($)	All Other Compensation ($)		Total ($)
Cesar L. Alvarez(3)	—		—	—		—
Bruce R. Berkowitz(3)	—		—	—		—
Charles J. Crist	117,500	(4)	100,007	—		217,507
Hugh M. Durden	37,500	(5)	—	128,436	(6)	165,936
Howard S. Frank(3)	—		—	—		—
Delores Kesler	43,750	(7)	—	—		43,750
Jeffrey C. Keil	75,000		100,007	—		175,007
Stanley Martin	37,500	(8)	100,007	—		137,507
Thomas P. Murphy, Jr.	75,000		100,007	—		175,007

(1)	The amounts shown include the annual retainer and additional committee chair fees for all directors.

(2)	The amounts shown represent the grant date fair value under FASB ASC Topic 718 of the 5,967 shares of common stock of St. Joe granted to the applicable directors immediately following the 2012 annual meeting of shareholders held in May 2012, excluding any contingency for forfeitures. Please refer to Note 16 of our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 1, 2013, which we refer to as the 2013 Annual Report, for the assumptions utilized in calculating fair value.

(3)	Messrs. Alvarez, Berkowitz and Frank waived their rights to receive any compensation for their service on the Board in 2012.

(4)	Includes the special retainer of $31,250 paid to Governor Crist in connection with his assignment to monitor, on behalf of the Board, our ongoing litigation related to the Deepwater Horizon oil spill.

(5)	The amount shown represents the annual retainer fee paid to Mr. Durden for his service as a director in the first and second quarters of 2012. Mr. Durden’s term of service as our director ended on May 17, 2012, the date of our 2012 annual meeting of shareholders.

(6)	The amount shown represents the payment to Mr. Durden of $128,436 as a distribution of his balance in St. Joe’s Directors’ Deferred Compensation Plan, which amount includes $1,338.08 in interest earned on Mr. Durden’s account balance in the Directors’ Deferred Compensation Plan in 2012 (at a rate of 3.18% per annum).

(7)	The amount shown represents the annual retainer fee (including committee fees for service as Chair of the Compensation Committee) paid to Ms. Kesler for her service as a director in the first and second quarters of 2012. Ms. Kesler’s term of service as our director ended on May 17, 2012, the date of our 2012 annual meeting of shareholders.

(8)	The amount shown represents the annual retainer fee paid to Mr. Martin for his service as a director in the third and fourth quarters of 2012. Mr. Martin was elected to the Board at the 2012 annual meeting of shareholders held on May 17, 2012.

V. PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed KPMG to continue to serve as our independent registered public accounting firm for the 2013 fiscal year. KPMG has served as our independent registered public accounting firm since 1990. In the event our shareholders do not ratify the appointment of KPMG, the appointment may be reconsidered by the Audit Committee. Ratification of the appointment of KPMG to serve as our independent registered public accounting firm for the 2013 fiscal year will in no way limit the Audit Committee’s authority to terminate or otherwise change the engagement of KPMG for the 2013 fiscal year.

We expect a representative of KPMG to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

In connection with the audit of our 2012 financial statements and internal control over financial reporting, we entered into an agreement with KPMG which sets forth the terms by which KPMG performed audit services for us.

Fees Paid to KPMG

We were billed for professional services provided with respect to fiscal years 2011 and 2012 by KPMG in the amounts set forth in the following table.

Services Provided	2011	2012
Audit Fees(1)	$1,008,000	$767,705
Audit-Related Fees	-	-
Tax Fees(2)	159,135	42,000
All Other Fees	-	-
Total	$1,167,135	$809,705

(1)	These professional services included fees associated with (i) the audit of our annual financial statements (Form 10-K); (ii) reviews of our quarterly financial statements (Forms 10-Q); and (iii) the audit of St. Joe’s internal control over financial reporting and attestation services in connection with St. Joe’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. These amounts do not include reimbursement of expenses equaling $189,000 for 2011 and $130,000 for 2012.

(2)	These professional services include fees associated with (i) compliance for preparation of tax returns, (ii) assistance with tax planning strategies and (iii) tax examination assistance.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” ratification of the appointment of KPMG as our independent registered public accounting firm for the 2013 fiscal year.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee’s Charter provides that the Audit Committee has the sole authority to appoint, retain, compensate, evaluate, oversee and terminate the work of our independent auditors (including the authority to resolve disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. Included within this authority of the Audit Committee is the sole authority to pre-approve all auditing services, internal control-related audit services and permitted non-audit services to be provided by the independent auditors. The Audit Committee may delegate to its Chair the authority to pre-approve certain auditing services and non-audit services, provided that the Chair shall present such approvals at the next regularly scheduled Audit Committee meeting.

In connection with making any pre-approval decisions, the Audit Committee must consider whether the provision of such permitted non-audit services by KPMG is consistent with maintaining KPMG’s status as our independent auditors.

Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by KPMG during fiscal year 2012, as described above.

Audit Committee Report

The Audit Committee (which we refer to as “we”, “us” or the “Committee” for purposes of this Audit Committee Report) oversees the financial reporting process of St. Joe on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Further discussion of the membership of the Audit Committee and the responsibilities performed by it pursuant to the Audit Committee Charter is set forth above on pages 13-14.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements with management. We discussed with KPMG, our independent registered public accounting firm, its audit of the financial statements and of our internal control over financial reporting. We discussed with KPMG and our internal auditor the overall scope and plans for their respective audits. We have reviewed and discussed with management its process for preparing its report on its assessment of our internal control over financial reporting, and at regular intervals we received updates on the status of this process and actions taken by management to respond to issues and deficiencies identified.

We have discussed with KPMG the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended (AICPA Professional Standards Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We also received the written disclosures and the letter from KPMG regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with KPMG its independence. We concluded that KPMG’s independence was not compromised by the non-audit services provided by KPMG, the majority of which consisted of tax services.

Based on the reviews and discussions referred to above, we recommended to the Board (and the Board subsequently approved our recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC. We also evaluated and selected KPMG as our independent auditors for 2013, which the shareholders will be asked to ratify at the 2013 Annual Meeting of Shareholders.

Audit Committee:

Howard S. Frank, Chair

Jeffrey C. Keil

Stanley Martin

March 26, 2013

VI. EXECUTIVE OFFICERS

Set forth below is certain information relating to our current executive officers other than Mr. Brady. Biographical information with respect to Mr. Brady is set forth above under “Proposal 1 – Election of Directors.”

Patrick D. Bienvenue, 58, has served as our Executive Vice President since September 2011. Prior to joining us, Mr. Bienvenue spent 15 years at Leucadia National Corporation, most recently serving as President of Leucadia Development Corporation and President of Leucadia Financial Corporation. Prior to joining Leucadia, Mr. Bienvenue was President of Torwest, Inc., where he was responsible for developing the Windsor Community in Vero Beach, Florida. Prior to joining Torwest, Mr. Bienvenue was an executive with Canadian Pacific Limited’s Marathon Realty Limited in Toronto, as well as the Trizec Corporation in Montreal and Stamford, Connecticut. Mr. Bienvenue has been a member of the board of directors of HomeFed Corporation since 1998.

Kenneth M. Borick, 52, has served as our Senior Vice President, General Counsel and Corporate Secretary since February 2012. From September 2000 until February 2012, Mr. Borick held various positions of increasing responsibility within St. Joe, primarily in the legal department. Mr. Borick has over twenty years of legal experience, which began with the private practice of law in South Carolina. Mr. Borick then spent seven years with The Walt Disney Company prior to joining us in 2000.

Louis Dubin, 50, joined us in June 2012 as an Executive Vice President. Prior to joining us, Mr. Dubin served as President and CEO of LMD Worldwide, LLC, a New York City based real estate investment company focused on real estate development and the acquisition of distressed real estate projects. Mr. Dubin founded LMD Worldwide in 2008 and then merged the company and personnel into Resolution Asset Management Company, a new subsidiary of Cantor Fitzgerald. During his tenure as President and CEO of Resolution Asset Management Company, Mr. Dubin closed $250 million in equity commitments from Cantor Fitzgerald and Starwood Capital. Mr. Dubin resumed operations of LMD Worldwide in the Fall of 2011. He has served as President and CEO of The Athena Group, LLC in New York City, where he completed over 30 real estate developments and investments. Mr. Dubin began his career with The Dubin Companies, a family-owned development company, in Bethesda, Maryland, as Principal and General Counsel. He subsequently held the position of Director of National Land Fund at Resolution Trust Corporation in Washington, DC.

David Harrelson, 57, joined us in 1976 and has served as our Senior Vice President, Timberland since February 2012. Previously, Mr. Harrelson served as our Vice President, Timberland from 2006 until February 2012. Mr. Harrelson is responsible for the timber resources and land management on non-entitled property. Since joining St. Joe as an entry-level forester, Mr. Harrelson has held various positions of increasing responsibility within the forestry division.

Thomas J. Hoyer, 50, has served as our Chief Financial Officer since March 2012. Mr. Hoyer has approximately 25 years of financial management experience, most recently with eDiets.com, Inc., a provider of personalized nutrition, fitness and weight-loss programs, where he served as Senior Vice President, Chief Financial Officer and Treasurer since March 2008. From January 2007 through May 2007, Mr. Hoyer was Chief Financial Officer of Digital Angel, Inc., a manufacturer and distributor of visual ID, radio frequency and GPS tracking products. Prior to joining Digital Angel, Inc., Mr. Hoyer spent over 20 years in the construction and construction equipment industries, most recently serving as Chief Financial Officer of NationsRent Companies, Inc., a construction equipment distribution and services company, from 2003 through 2006.

VII. COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, the compensation-setting process, and the 2012 compensation of our Named Executive Officers (identified below), who we sometimes refer to as our NEOs. As discussed in Proposal 3 on page 40, we are conducting our annual Say on Pay vote that requests your approval of the compensation of our NEOs as described in this section and in the tables and accompanying narrative contained in “Executive Compensation.” To assist you with this vote, you should review our compensation philosophies, the design of our executive compensation programs and why we believe that our current compensation contributed to our financial performance in 2012 and will contribute to our financial performance in the future.

Named Executive Officers

For 2012, our “Named Executive Officers” were:

•	Park Brady, our current CEO;

•	Thomas J. Hoyer, our current CFO;

•	Patrick Bienvenue, our current EVP;

•	Louis Dubin, our current EVP; and

•	Kenneth Borick, our current Senior Vice President, or SVP, General Counsel and Corporate Secretary.

Janna Connolly, our former SVP and CFO from March 2011 to March 2012, is also deemed a Named Executive Officer. Please see the disclosure below under the caption “Employment and Separation Agreements - Separation Agreement with Ms. Connolly” for a description of benefits that were paid to Ms. Connolly in connection with her separation from St. Joe.

Compensation Setting Process

Role of Compensation Committee and Management

Compensation Committee

Pursuant to its Charter, the Compensation Committee is responsible for, among other things, establishing our general compensation philosophy and overseeing the development and implementation of our compensation and benefits program. The Compensation Committee is also responsible for reviewing the performance of our CEO and other executive officers and, together with the other independent members of the Board, setting the compensation of the CEO and such other executive officers.

Role of Management

Our management develops written background and supporting materials for review at Compensation Committee meetings, attends Compensation Committee meetings at the committee’s request, and provides information regarding, and makes recommendations about, designs for and, if warranted, changes to our executive compensation programs. Our CEO generally attends Compensation Committee meetings, but will not participate in any decisions relating to his own compensation. CEO performance and compensation are discussed by the Compensation Committee in executive session. Our CEO, without the presence of any other members of senior management, actively participates in the performance and compensation discussions for our senior executives, including making recommendations to the Compensation Committee as to the amount and form of compensation.

Elements of Compensation

Our 2012 executive compensation program consisted of base salary and discretionary bonuses payable based on the Compensation Committee’s discretionary evaluation of our overall financial performance and the contribution of the individual Named Executive Officer to such performance. In addition, our Named Executive Officers receive the same benefits and perquisites that are available to all employees. As discussed above, the Compensation Committee decided not to adopt an annual performance-based bonus plan for 2012 and has suspended the use of a formal long-term equity incentive plan. The Compensation Committee does not have a formal policy relating to the allocation of total compensation among the various components.

Base Salary

Objective: The Compensation Committee believes that base salary should provide executives certainty that they will receive competitive compensation.

Performance Considerations: Base salary is designed to adequately compensate and reward the executive on a day-to-day basis for the time spent and the services the executive performs. When setting and adjusting individual executive salary levels, the Compensation Committee considers the executive officer’s responsibilities, experience, potential, individual performance and the Compensation Committee’s evaluation of its competitive market position. The Compensation Committee also considers other factors such as demand in the labor market for the particular executive and succession planning. These factors are not weighted. The Compensation Committee bases salary adjustments on the overall assessment of all of these factors. The Compensation Committee does not target base pay at any particular level versus a peer group, but uses its judgment based on all available information (including, from time to time, market and survey data compiled by compensation consultants) to set a base salary that, when combined with all other compensation elements, results in a competitive pay package.

Committee Actions Taken in 2012: In connection with its approval of the salaries of our executive officers, the Compensation Committee sought to set salaries that would be sufficiently competitive to attract and retain talent, but reflective of our financial position and its need to maintain liquidity. The salaries approved for Messrs. Brady, Bienvenue and Hoyer as part of their employment agreements were a result of negotiations with each executive and, based on our Committee’s industry and general knowledge, an evaluation of the amount that was necessary to attract each of the individuals. In May 2012, the Compensation Committee approved a 25% and 18.5% increase in the annual base salaries of Mr. Bienvenue and Mr. Hoyer, respectively, to align the compensation of these executives to market conditions in order to remain competitive. The Compensation Committee did not approve changes in the salaries of any other NEOs in 2012.

Discretionary Bonuses

Objective: The Compensation Committee awards discretionary bonuses to our Named Executive Officers to reward such officers for their individual contributions to our overall financial performance in a given year. We believe that making such compensation “at risk” provides significant motivation for increasing company and individual performance.

Performance Considerations: Discretionary bonuses (if any) will be paid based on the Compensation Committee’s discretionary evaluation of our overall financial performance and the contribution of a particular named executive officer to such performance. The amount of such bonuses are determined by the Compensation Committee, in its sole discretion, and are typically paid in cash. In determining individual bonus levels, the Compensation Committee may consider, among other things, the executive officer’s responsibilities, experience, potential and individual performance.

Committee Actions Taken with respect to 2012: In February 2013, the Compensation Committee approved the following discretionary cash bonus awards for our Named Executive Officers for 2012: $750,000 for Mr. Brady; $500,000 for Mr. Bienvenue; $307,400 for Mr. Dubin; $130,000 for Mr. Hoyer and $75,000 for Mr. Borick. In determining the bonuses to be awarded to each Named Executive Officer, the Compensation Committee considered, among other things, the target bonus amounts set in each Named Executive Officer’s employment agreement (other than Mr. Dubin and Mr. Borick, with whom St. Joe has not entered into employment agreements), our overall financial performance and the contribution of the individual Named Executive Officer to such performance.

Employment Agreements

St. Joe has entered into employment agreements with each of Messrs. Brady, Bienvenue and Hoyer. In 2012, St. Joe entered into a separation agreement with Ms. Connolly in connection with her resignation as our SVP and CFO. Summaries of our employment agreements with Messrs. Brady, Bienvenue and Hoyer and the separation agreement with Ms. Connolly are set forth below.

Employment Agreements with Messrs. Brady and Bienvenue

We have entered into one year employment agreements with each of Messrs. Brady and Bienvenue. Pursuant to the terms of the agreements, on the six month anniversary of the date of the agreement (the “Renewal Date”), each employment agreement will be automatically extended for one year, unless the agreement is terminated at least 30 days prior to the applicable Renewal Date. The employment agreements provide for an annual base salary of $750,000 for Mr. Brady and $400,000 for Mr. Bienvenue, which may be increased, but not decreased, by the Compensation Committee. Mr. Bienvenue’s employment agreement also sets forth a minimum target award level of 100% of annual base salary that he will have the opportunity to achieve, commencing in 2012. In May 2012, the Compensation Committee approved an increase of $100,000 (from $400,000 to $500,000) in the annual base salary for Mr. Bienvenue, effective as of May 24, 2012.

Each employment agreement provides that, upon our termination of the relevant executive’s employment without cause or the executive’s resignation for good reason, Mr. Brady or Mr. Bienvenue, as applicable, will be entitled to receive (i) ratably over a 12 month period after the termination date, an amount equal to his base salary as in effect on the termination date, and (ii) a monthly amount equal to the employer portion of the applicable COBRA premium for a period of 18 months. The employment agreement provides for noncompetition, confidentiality, non-solicitation and non-disparagement covenants. Each of Messrs. Brady’s and Bienvenue’s severance payment, if any, would be subject to his execution of a separation and release agreement.

Employment Agreement with Mr. Hoyer

In connection with his appointment as CFO, St. Joe entered into an employment agreement with Mr. Hoyer to serve as CFO for a period of one year, commencing on March 22, 2012. The employment period will automatically renew for additional periods of one year, unless it is terminated at least 30 days prior to the applicable renewal date. Pursuant to the employment agreement, Mr. Hoyer will receive an annual base salary of $270,000, which may be increased by the Compensation Committee. In May 2012, the Compensation Committee approved an increase of $50,000 (from $270,000 to $320,000) in the annual base salary for Mr. Hoyer, effective May 24, 2012. The employment agreement provides that, upon termination of Mr. Hoyer’s employment other than for cause or due to death or disability, or Mr. Hoyer’s resignation for good reason, Mr. Hoyer is entitled to receive (i) ratably over a 12 month period after the termination date, an amount equal to his base salary as in effect on the termination date, and (ii) a monthly amount equal to the employer portion of the applicable COBRA premium for the level of coverage that Mr. Hoyer has as of the termination date, which will be paid for a period of 18 months. The employment agreement provides for noncompetition, confidentiality, non-solicitation and non-disparagement covenants. Mr. Hoyer’s severance payment would be subject to his execution of a separation and release agreement.

On March 25, 2013, we and Mr. Hoyer agreed that Mr. Hoyer’s employment with us would terminate on a future agreed upon date upon 60 days prior notice provided by either party. Until such date, Mr. Hoyer will continue to serve in his capacity as our Senior Vice President and Chief Financial Officer. Upon Mr. Hoyer’s departure, he will receive the severance amounts due under his employment agreement.

Separation Agreement with Ms. Connolly

On March 23, 2012, we entered into a Separation Agreement with Janna Connolly, our then-current SVP and CFO, pursuant to which Ms. Connolly received the severance amounts due under her employment agreement with St. Joe. As a result of the changes in the composition of our Board in 2011, as described above, we experienced a “change in control” as defined in the employment agreement with Ms. Connolly. Consequently, based on her termination within two years of a change in control, Ms. Connolly was entitled to receive a lump sum severance payment equal to (1) two times the sum of her base salary plus her targeted annual bonus; (2) a pro rata portion of the annual bonus she would have earned in 2012; (3) an amount calculated based on hypothetical continued service by the executive for a period of two years for purposes of determining benefits payable under our retirement plan and Supplemental Executive Retirement Plan, which we refer to as the SERP, but only to the extent such amount would exceed Ms. Connolly’s actual benefit under the plans; and (4) a gross-up payment for any required excise tax payments. In addition, we agreed to (a) continue to pay our portion of the cost of continued health and welfare benefits for Ms. Connolly from the termination date until the conclusion of the 18 month period from March 23, 2012 and (b) reimburse Ms. Connolly for up to $20,000 for outplacement services. The total amount that Ms. Connolly received is set forth below under “Summary Compensation Table.”

Termination of Stock Ownership Policy

In November 2012, in light of the Compensation Committee’s decision not to adopt a formal, long-term equity incentive plan for our Named Executive Officers at this time, the Compensation Committee terminated our Stock Ownership Policy. The Compensation Committee may consider adopting a new Stock Ownership Policy from time to time in light of future changes to our compensation philosophy, policies and procedures.

Retirement Plans

We have traditionally provided retirement benefits to its executives through the Pension Plan and a 401(k) retirement plan. In November 2012, the Compensation Committee approved a plan to terminate our Pension Plan, effective March 27, 2013. On that date, the plan was frozen until such time as we have received all regulatory approvals required for termination of the plan. Once all such approvals are obtained, the Pension Plan’s assets will be distributed to the plan participants and used to pay excise taxes, with any assets remaining after making such payments to revert to St. Joe. The Compensation Committee determined to terminate the Pension Plan at this time because such termination would eliminate annual administration costs related to the Pension Plan and could revert $15 million to $19 million of cash back to us after termination.

Health and Welfare Benefits and Perquisites

We have traditionally provided executives with a variety of health and welfare benefits and perquisites, as reflected in the All Other Compensation column in the “Summary Compensation Table” on page 34 and more fully described in the footnote to that column. The

Compensation Committee believed that the package of health and welfare benefits and perquisites were reasonable and competitive. During 2012, the Compensation Committee, in accordance with its commitment to simplify the compensation program and reduce compensation costs, decided to eliminate many of these benefits. The only perquisites that our executive officers are currently entitled to receive are reimbursement for annual physical exams and membership in our beach and golf clubs (the latter of which has no incremental cost to us).

Tax Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes public companies from taking a federal income tax deduction for compensation in excess of $1 million paid to individual named executive officers unless certain specific and detailed criteria are met, including the requirement that compensation be “performance based” and under a plan approved by our shareholders. The Compensation Committee believes that preserving its flexibility in awarding compensation is in our best interests and that of our shareholders and may determine, in light of all applicable circumstances, to award compensation in a manner that will not preserve the deductibility of such compensation under Section 162(m). During 2012, the Compensation Committee approved executive compensation that was not tax deductible and intends to continue to compensate our executive officers in a manner consistent with the best interests of St. Joe and its shareholders.

Consideration of Results of 2012 Advisory Vote to Approve Executive Compensation

At our 2012 annual meeting of shareholders, we provided our shareholders the opportunity to vote to approve, on an advisory basis, our executive compensation programs and policies as described in the proxy statement for our 2012 annual meeting of shareholders. At the 2012 annual meeting, our shareholders overwhelmingly approved the compensation programs and policies for our Named Executive Officers, with 68,568,465 shares voted in favor of approving such compensation programs and policies, 1,124,872 shares voted against and 4,846,377 shares abstaining. 10,484,019 shares held by brokers were not voted with respect to this proposal. In determining and deciding on executive compensation for fiscal year 2012, our Compensation Committee took these results into account as one of many factors considered in deciding that our compensation policies and procedures for 2012 should largely remain consistent with our policies and procedures described in the proxy statement for our 2012 annual meeting of shareholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on those reviews and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Compensation Committee:

Governor Charles J. Crist, Jr., Chair

Cesar L. Alvarez

Thomas P. Murphy, Jr.

March 26, 2013

VIII. EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned by each of our Named Executive Officers for 2012 and 2011. Other than Mr. Borick, none of the Named Executive Officers received any compensation from us in 2010. In accordance with applicable SEC rules, we are providing compensation information for Named Executive Officers only for years in which they qualified as Named Executive Officers.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Park Brady	2012	750,000	750,000	(4)	—	72,026	2,191	1,574,217
Chief Executive Officer	2011	571,154	576,008	(5)	—	2,000	10,673	1,159,835

Thomas Hoyer	2012	234,462	130,000	(4)	—	—	75,405	439,867
SVP and CFO	2011	—	—		—	—	—	—

Janna Connolly	2012	67,846	—		—	117,521	858,271	1,043,638
Former SVP and CFO	2011	240,385	44,021		307,275	138,274	8,170	738,125

Patrick Bienvenue	2012	457,692	500,000	(4)	—	57,656	486	1,015,834
EVP	2011	112,308	66,849		—	—	50,150	229,307

Louis Dubin	2012	291,923	307,400	(4)	—	—	100,284	699,607
EVP	2011	—	—		—	—	—	—

Kenneth Borick	2012	229,235	75,000	(4)	—	145,599	392	450,226
SVP, General Counsel and Corporate Secretary	2011	—	—		—	—	—	—

(1)	The amounts shown in this column reflect the aggregate grant date fair value of stock awards granted to our Named Executive Officers, computed in accordance with FASB ASC Topic 718, excluding any contingency for forfeitures. Please refer to Note 16 of our Consolidated Financial Statements, which are included in our 2013 Annual Report for the assumptions utilized in calculating fair value.

(2)	For Mr. Brady, the 2011 amount represents the above-market interest earned on his account in the non-qualified deferred capital accumulation plan, which we refer to as the DCAP. For all other executives, the 2011 and 2012 amounts represent the change in present values of the Pension Plan benefits. St. Joe discontinued the DCAP effective December 30, 2011 and terminated the Pension Plan effective March 27, 2013.

The changes in pension values shown reflect the changes in the present value of pension benefits from one year end to the next. Factors affecting the changes in present values include the impact of the value of benefits earned in the current year, the growth in the value of benefits earned in prior years due to the passage of time and the impact of changes in assumptions. This present value calculation is based on actuarial assumptions and discounting and is not a direct reflection of the change in each participant’s actual account balance in the pension plan during the year.

(3)	The following table describes each component of the amounts shown in the All Other Compensation column for 2012.

	Term Life Insurance Premiums ($)	Annual Physical Exam ($)	Relocation Benefits ($)	Severance($)	Total ($)
Park Brady	486	1,705	—	—	2,191
Thomas Hoyer	405	—	75,000	—	75,405
Janna Connolly	100	—	—	858,171	858,271
Patrick Bienvenue	486	—	—	—	486
Louis Dubin	284	—	100,000	—	100,284
Kenneth Borick	392	—	—	—	392

(4)	Reflects the amount of a cash bonus paid to the Named Executive Officer on March 8, 2013 with respect to the fiscal year ended December 31, 2012.

(5)	Reflects the market value of 36,023 shares of common stock received by Mr. Brady, at his election, in lieu of his 2011 discretionary cash bonus.

Outstanding Equity Awards at December 31, 2012

The following table provides information on the holdings of restricted stock and stock options by the named executives at December 31, 2012. Each equity grant is shown separately for each named executive. The vesting schedule for each grant that was not fully vested as of December 31, 2012 is shown in the footnotes to the table.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Park Brady	—	—	—	—	—		—
Thomas Hoyer	—	—	—	—	—		—
Janna Connolly	—	—	—	—	406	(1)	9,370
Patrick Bienvenue	—	—	—	—	—		—
Louis Dubin	—	—	—	—	—		—
Kenneth Borick	2,250	—	27.88	2/17/13	399	(2)	9,209
	1,200	—	32.65	8/18/13	—		—
	2,595	—	54.05	2/12/17	—		—

(1)	Represent restricted shares of common stock held by Ms. Connolly upon her resignation in March 2012. These shares vested on February 10, 2013 pursuant to the terms of the applicable award agreement.

(2)	Mr. Borick’s 399 shares vested on February 10, 2013.

Option Exercises and Stock Vested in 2012

The following table sets forth certain information regarding exercises of stock options and the vesting of restricted stock held by our named executives during the year ended December 31, 2012:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Park Brady	—	—	—	—
Thomas Hoyer	—	—	—	—
Janna Connolly	—	—	406	6,553
Patrick Bienvenue	—	—	—	—
Louis Dubin	—	—	—	—
Kenneth Borick	—	—	398	6,424

(1)	The value realized was calculated by multiplying the number of shares of restricted stock vested by the closing price of our common stock on the vesting date. The amounts shown are before the payment of any applicable withholding taxes.

Pension Benefits

The table below sets forth information regarding the pension benefits for the named executives under our Pension Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Park Brady	Pension Plan	1.75	72,026	—
Thomas Hoyer(2)	Pension Plan	—	—	—
Janna Connolly(3)	Pension Plan	15.42	606,892	—
Patrick Bienvenue	Pension Plan	1.33	57,656	—
Louis Dubin(4)	Pension Plan	—	—	—
Kenneth Borick	Pension Plan	12.33	523,595	—

(1)	The amounts shown in this column represent the actuarial present value of each named executive’s accumulated benefit under our pension plan as of December 31, 2012. The assumptions used to calculate the present values include a discount rate of 3.27%; future interest crediting rate of 4.0%; lump sum form of payment; and a normal retirement age of 65. Turnover, disability, future salary increases, pre-retirement mortality and increases in IRC 401(a)(17) compensation limits were ignored for calculation purposes. We terminated the Pension Plan effective March 27, 2013.

(2)	Mr. Hoyer was hired on March 19, 2012 and was not eligible to participate in the Pension Plan as of December 31, 2012.

(3)	Ms. Connolly was terminated on March 30, 2012 and had not yet received qualified plan benefits as of December 31, 2012.

(4)	Mr. Dubin was hired on June 11, 2012 and was not eligible to participate in the Pension Plan as of December 31, 2012.

In November 2012, the Compensation Committee approved a plan to terminate the Pension Plan, effective March 27, 2013. On that date, the plan was frozen until we receive all regulatory approvals required for termination of the plan. Once all such approvals are obtained, the Pension Plan’s assets will be distributed to the plan participants and used to pay excise taxes, with any assets remaining after making such payments to revert to us.

Prior to its termination, the Pension Plan provided retirement benefits for our employees, including our Named Executive Officers. The Pension Plan was a fully-funded, cash balance defined-benefit plan covering all of our employees who had attained age 21 and completed one year of service during which they had completed at least 1,000 hours of service. Each year, all active participants’ accounts were credited with a percentage (11%-15%) of the participant’s compensation, based on the participant’s age at the beginning of the year. The IRS, however, limited the compensation eligible for crediting under the Pension Plan to $250,000 for 2012. In addition, all participants’ accounts were credited with interest based upon the 30-year U.S. treasury bond rate (3.18% for 2012).

A participant’s “compensation” for purposes of calculating our contributions to the Pension Plan included his or her gross base salary (including any elective deferrals), commissions, and bonuses which are reported on IRS Form W-2. Compensation does not include any amounts processed within pay periods which end 31 days or more after termination of employment, sign-on bonuses, referral bonuses, commissions on the sale of a residence, severance pay, payments made after the death of an employee, recoverable draws, distributions from any qualified or nonqualified retirement plan, and gratuities.

A participant would vest in his or her Pension Plan account upon the completion of three years of service or upon reaching the plan’s normal retirement age (either age 65 or the age of the participant upon his or her third anniversary of employment, whichever is later). A participant’s Pension Plan account would fully vest in the event of death. At December 31, 2012, all of the participating NEOs were 100% vested in their Pension Plan accounts.

In the event of a participant’s retirement (whether early or normal retirement) or any other termination of employment (including resignation, involuntary termination, disability, or otherwise), the participant is entitled to receive his or her vested account balance in the plan. Vested benefits are payable at or after the termination event (including retirement) and are not reduced by social security or other benefits received by the participant. Pension benefits may be paid in a lump sum or in installments through an annuity.

The pension benefits table above provides an actuarial estimate of each participating NEO’s benefit under the Pension Plan based on a projected retirement age of 65 and a discount to present value. Because of the cash balance nature of our Pension Plan, a better way to understand each NEO’s possible benefit upon termination of employment, including retirement, is to refer to each executive’s account balance in the plan. As mentioned above, at December 31, 2012 each participating NEO was 100% vested in his or her pension plan account, and would have been entitled to payment of the full account balance after retirement or any other termination of employment. These amounts are expected to be distributed to the NEOs following the receipt of all regulatory approvals required to effectuate the termination of the Pension Plan.

The following table shows each named executive’s account balance in the Pension Plan at December 31, 2012:

Name	Pension Plan Account Balance at December 31, 2012 ($)	Vested Percentage of Pension Plan Account Balance
Park Brady	72,026	100%
Thomas Hoyer	—	—
Janna Connolly	569,612	100%
Patrick Bienvenue	54,882	100%
Louis Dubin	—	—
Kenneth Borick	477,778	100%

Nonqualified Deferred Compensation in 2012

Name	Type of Deferred Compensation Plan		Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Park Brady	DCAP	(2)	—	—	7,299	236,828	—
Thomas Hoyer	—		—	—	—	—	—
Janna Connolly	—		—	—	—	—	—
Patrick Bienvenue	—		—	—	—	—	—
Louis Dubin	—		—	—	—	—	—
Kenneth Borick	DCAP		—	—	1,693	54,931	—

(1)	The amounts in this column reflect total interest accumulation of 3.18%.

(2)	This plan was terminated effective December 30, 2011.

The DCAP was designed to supplement our 401(k) plan by allowing designated executives the ability to defer compensation that they could not defer to the 401(k) plan because of IRS restrictions on the amount of compensation which can be taken into account under a qualified 401(k) plan. The DCAP limited a participant’s deferrals to up to 50% of base salary and up to 75% of any annual cash bonus. On December 30, 2011, we terminated the DCAP effective after a one-year run-off.

Prior to its termination, we matched 25% of the first 6% of each participant’s deferrals in excess of the IRS annual compensation limit ($250,000 for 2012). Participants’ accounts were credited with interest at the rate approved each year by the Compensation Committee (3.18% for 2012). All St. Joe and employee contributions to the DCAP were fully vested at the time of contribution. A participant’s account balance in the DCAP was payable in a lump sum six months after separation from employment. A participant’s benefit was also payable in a lump sum in connection with death, a “Change in Control” of St. Joe, disability or an unforeseeable emergency. Mr. Brady and Mr. Borick were the only Named Executive Officers that participated in the DCAP in 2012.

Potential Payments Upon Termination or Change in Control

As discussed in the Compensation Discussion and Analysis under “Employment Agreements” on page 29, we have entered into employment agreements with certain of our named executives. These agreements, as in effect as of December 31, 2012, provided for certain payments and other benefits if employment with us is terminated without “cause” or by the executive for “Good Reason”. The termination provisions of the employment agreements of the named executives are described below.

Potential Termination Payments Table

Currently only three of our NEOs, Messrs. Brady, Bienvenue and Hoyer, are eligible to receive payments upon their termination. Our employment agreements with these NEOs provide that upon a termination by us without “cause” or by the executive for “Good Reason”, (1) we will continue to pay the executive his then current salary for a period of twelve months and (2) we will continue to pay our portion of the cost of continued health and welfare benefits from the termination date for an 18-month period. The employment agreements do not provide for any additional benefits if such termination occurs in connection with a change in control. In addition, the employment agreements do not provide any gross-up for excise taxes. Instead, the employment agreements provide that any amounts that would have been payable as a severance payment will be carved-back, as necessary, to avoid the payment of any excise taxes.

Pursuant to the terms of our employment agreements with each of Messrs. Brady, Bienvenue and Hoyer, “cause” means termination due to (a) the executive’s continued failure to substantially perform the executive’s employment duties (other than any such failure resulting from the executive’s incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the executive’s part and which are not remedied in a reasonable period of time after receipt of notice from St. Joe, (b) the willful engaging by the executive in illegal conduct or gross misconduct which causes financial or reputational harm to St. Joe, (c) the conviction of a felony or a guilty or nolo contendere plea by the executive with respect thereto, (d) the material breach by the executive of his employment agreement or any of St. Joe’s written policies, (e) the habitual abuse of narcotics or alcohol by the executive, (f) engaging in fraud in connection with the business of St. Joe or misappropriation of St. Joe’s funds or property, or (g) the executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by the employment agreement or the executive’s loss of any governmental or self-regulatory license that is reasonably necessary for the executive to perform his responsibilities to St. Joe.

The following table shows the termination payments that those executives named below would receive pursuant to their employment agreements in connection with their termination without cause. These amounts have been quantified as if such termination events occurred on December 31, 2012.

Description of Termination Event	Payment of Multiple of Salary and Bonus	Continuation of Benefits	Total Termination Payments/Benefits

Park Brady

St. Joe w/out cause or Executive for good reason	$750,000	$20,031	$770,031

Thomas Hoyer

St. Joe w/out cause or Executive for good reason	$320,000	$20,031	$340,031

Patrick Bienvenue

St. Joe w/out cause or Executive for good reason	$500,000	$20,031	$520,031

IX. PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act) requires us to provide our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our NEOs.

At the 2012 Annual Meeting, we provided our shareholders the opportunity to cast an advisory vote on the compensation of our NEOs as disclosed in the proxy statement for the 2012 Annual Meeting, and our shareholders approved the proposal, with approximately 98% of the votes cast in favor.

At the 2013 Annual Meeting, we will ask our shareholders to approve our NEO compensation as described in this proxy statement. This proposal, referred to as a “Say on Pay Proposal,” provides our shareholders with the opportunity to express their views on our NEOs’ compensation. In accordance with the Dodd-Frank Act, the vote will be an advisory vote regarding our NEO compensation program generally and does not examine any particular compensation element individually. Accordingly, we will present the following advisory Say on Pay Proposal at the 2013 Annual Meeting for shareholder approval:

“RESOLVED, that, the compensation paid to St. Joe’s NEOs, as disclosed in this proxy statement for our 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”

As discussed in the Compensation Discussion and Analysis and the tables and narratives that follow it, the compensation packages for our NEOs are designed to attract, retain and motivate our executives who are critical to our success, to reward our executives on the basis of the Board’s evaluation of our overall financial performance and the contribution of the individual NEO to such performance, as well as to align the interests of our executives with those of our shareholders.

We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and rewarding the achievement of financial and operational performance metrics that build shareholder value. For additional information on the compensation program for our NEOs, including specific information about compensation in 2012, please read the Compensation Discussion and Analysis, along with the subsequent tables and narrative descriptions.

This Say on Pay vote is advisory, and therefore not binding on St. Joe, the Compensation Committee or our Board. However, the Compensation Committee intends to review the results of the advisory vote and will be cognizant of the feedback received from the voting results as it completes its annual review and engages in the compensation planning process.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” adoption of the resolution approving, on an advisory basis, the compensation of our NEOs.

X. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

Principal Holders of Stock

The following table shows the number of shares of common stock held by all persons who are known by us to beneficially own or exercise voting or dispositive control over more than five percent of our outstanding common stock as of March 15, 2013:

Name and Address	Number of Shares Beneficially Owned	Percent of Class (1)

Fairholme Capital Management, LLC, Bruce R. Berkowitz and Fairholme Funds, Inc. 4400 Biscayne Boulevard, 9th Floor Miami, FL 33137	25,542,628 (2)	27.7%

Blackrock, Inc. 40 East 52nd Street New York, NY 10022	17,646,941 (3)	19.1%

Janus Capital Management, LLC and Janus Contrarian Fund 151 Detroit Street Denver, CO 80206	11,706,395 (4)	12.7%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	6,495,320 (5)	7.0%

The Vanguard Group, Inc. P.O. Box 2600 V26 Valley Forge, PA 19482	4,621,094 (6)	5.0%

(1)	The percentages reported are based on 92,302,299 shares of Common Stock outstanding as of March 15, 2013.

(2)	Based on a Schedule 13D/A filed by Fairholme Capital Management, LLC, on May 22, 2012.

(3)	Based on a Schedule 13G/A filed by Blackrock, Inc. on January 10, 2013.

(4)	Based on a Schedule 13G/A filed by Janus Capital Management, LLC on February 14, 2013.

(5)	Based on a Schedule 13G/A filed by Janus Capital Management, LLC on February 6, 2013.

(6)	Based on a Schedule 13G filed by The Vanguard Group, Inc. on February 11, 2013.

Common Stock Ownership by Directors and Executive Officers

The following table sets forth the number of shares of our common stock beneficially owned by the directors, the named executives officers and the directors and all Named Executive Officers as a group, as of March 15, 2013.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Cesar L. Alvarez	--		--
Bruce R. Berkowitz	25,542,628	(3)	27.7%
Patrick Bienvenue	--		--
Kenneth Borick	15,912	(4)	*
Park Brady	29,838		*
Janna Connolly	22,101		*
Charles J. Crist	10,136		*
Louis Dubin	2,649		--
Howard S. Frank	--		--
David Harrelson	1,315		*
Thomas Hoyer	--		--
Jeffrey Keil	5,967		*
Stanley Martin	5,967		*
Thomas P. Murphy, Jr.	10,136		*
Directors and Executive Officers as a Group (twelve (12) persons) (5)	25,624,548		27.8%

(1)	Each director and executive officer listed has sole or shared voting and dispositive power over the shares listed.

(2)	The percentages reported are based on 92,302,299 shares of Common Stock outstanding as of March 15, 2012. An “*” indicates less than 1% ownership.

(3)	The amount shown for Bruce R. Berkowitz is based on the number of shares reported on Amendment No. 12 to the Schedule 13D filed on May 22, 2012 with the SEC (the “Fairholme 13D”). According to the Fairholme 13D, Mr. Berkowitz shared the power to vote or direct the vote of 24,011,602 shares and shared the power to dispose or direct the disposition of 25,542,628 shares as of December 31, 2012.

(4)	Includes 3,795 shares issuable upon the exercise of stock options exercisable within 60 days.

(5)	Excludes shares owned by Janna Connolly. Ms. Connolly resigned from her position as SVP and CFO of St. Joe in March 2012.

XI. OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports with the SEC relating to their common stock ownership and changes in such ownership. To our knowledge, based solely on our records and certain written representations received from our executive officers and directors, during the year ended December 31, 2012, directors, executive officers and greater than 10% shareholders complied with their Section 16(a) filing requirements applicable to them on a timely basis, except that David Harrelson filed one late report on Form 4 with respect to one transaction that was not reported on a timely basis.

Shareholder Proposals for 2014 Annual Meeting

Shareholder proposals should be sent to us at The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413. To be considered for inclusion in our proxy statement for the 2014 Annual Meeting of Shareholders the deadline for submission of shareholder proposals, pursuant to Rule 14a-8 of the Exchange Act, is December 5, 2013. Additionally, pursuant to our Bylaws, we must receive notice of any shareholder proposal to be submitted at the 2014 Annual Meeting of Shareholders, but not required to be included in our proxy statement, no earlier than January 16, 2014 and no later than February 5, 2014. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

List of Shareholders Entitled to Vote at the Annual Meeting

The names of shareholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our stock and obtaining the proxies of those owners.

Communication with St. Joe’s Board of Directors

Any shareholder or other interested party who desires to contact any member of the Board of Directors (including our independent Chairman, Mr. Berkowitz, or the non-management directors as a group) may do so in one of the following three ways:

•	electronically by sending an e-mail to the following address: directors@joe.com;

•	in writing to the following address: Board of Directors, The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413; or
•	by telephone at 800-571-4840.

Communications relating to relevant business matters are distributed by the Corporate Secretary to the members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, any complaints regarding accounting, internal accounting controls and auditing matters would be forwarded by the Corporate Secretary to the Chair of the Audit Committee for review.

Available Information

We maintain an Internet website at www.joe.com. Copies of the Committee charters of each of the Audit Committee, Compensation Committee and Governance Committee, together with certain other corporate governance materials, including our Bylaws, Corporate Governance Guidelines and Code of Business Conduct and Ethics, can be found under the Investor Relations - Corporate Governance section of our website located at www.joe.com, and such information is also available in print to any shareholder who requests it through our Investor Relations department at the address below.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2012 Form 10-K as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investor Relations - Corporate Governance section of our Internet website, located at www.joe.com. A request for a copy of such report should be directed to The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413, Attn: Investor Relations. A copy of any exhibit to the 2012 Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about April 4, 2013. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact our Corporate Secretary at The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413 (850-231-6400).

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact our Corporate Secretary as indicated above. Beneficial shareholders can request information about householding from their nominee.

THE ST. JOE COMPANY 133 SOUTH WATERSOUND PARKWAY WATERSOUND, FL 32413 ATTN: KENNETH M. BORICK

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by The St. Joe Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M55917-B36375 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE ST. JOE COMPANY
The Board of Directors recommends you vote FOR the following proposal:
1.	Election of Directors
	Nominees for a one year term of office expiring at the 2014 Annual Meeting:		For	Against	Abstain
	1a. 1b. 1c. 1d. 1e. 1f. 1g.	Cesar L. Alvarez Bruce R. Berkowitz Park Brady Howard S. Frank Jeffrey C. Keil Stanley Martin Thomas P. Murphy, Jr.	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
						2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2013 fiscal year		☐	☐	☐

						The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
						3.	Approval, on an advisory basis, of the compensation of our named executive officers.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

ST. JOE COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

May 16, 2013

The shareholder(s) hereby appoint(s) Bruce R. Berkowitz and Park Brady, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of The St. Joe Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, Central Time on May 16, 2013, at the WaterColor Inn at 34 Goldenrod Circle, Santa Rosa Beach, Florida 32459, and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted as directed by the shareholder(s). If no such directions are made, this proxy will be voted for the director nominees and FOR proposals 2 and 3, all as described on the reverse side. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Continued and to be signed on reverse side